[Exhibit 99.1]

Contacts:	Dan Kaferle	Carol Lu
	Public Relations	Investor Relations
	(631) 342-2111	(212) 415-6920
	daniel.kaferle@ca.com	carol.lu@ca.com
CA NAMES MICHAEL J. CHRISTENSON PRESIDENT
ISLANDIA, N.Y., March 3, 2008 — CA, Inc. (NYSE:CA) today announced that Michael J. Christenson, 49, has been named CA’s president. He continues as the Company’s chief operating officer and continues to report to CA Chief Executive Officer John Swainson.
“Since being named as chief operating officer nearly two years ago, Mike has overhauled CA’s sales operations and established a more dynamic and efficient organization, focusing on establishing strong partnerships with our current and new customers to drive revenue growth,” said Swainson. “In addition, Mike has led CA’s efforts to significantly improve its technical support, services, strategic alliances and training capabilities.”
As president and chief operating officer, Christenson oversees CA’s direct and indirect sales, CA Services, technical support, business development and strategic alliances.
Christenson joined CA in February 2005 as executive vice president for Strategy and Business Development. In that role, he led CA’s acquisition program and its integration team in the successful acquisition and integration of 15 companies with a total investment of $1.8 billion. These acquisitions, which included such companies as Concord Communications, Niku, and Wily Technology, significantly strengthened CA’s solution portfolio and made CA a stronger technology partner for its customers. He was named CA’s COO in April 2006.
Following a 23-year career as an investment banker, Christenson retired from Citigroup Global Markets, Inc. in 2004. Christenson earned a Bachelor of Arts degree in chemistry from Rutgers University and a Master of Business Administration degree in finance from The New York University Graduate School of Business.
About CA
CA (NYSE: CA), one of the world’s largest independent software companies, provides software solutions to unify and simplify™ IT management. With CA’s Enterprise IT Management (EITM) vision and expertise, organizations can more effectively govern, manage and secure IT to optimize business performance and sustain competitive advantage. Founded in 1976, CA serves customers in virtually every country in the world. For more information, please visit www.ca.com.
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